EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Friday, July 25, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces Second Quarter Net Income

West Point, Va., July 25, 2014—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank (or the Bank), today reported net income of $3.7 million for the second quarter of 2014, or $1.09 per common share assuming dilution, compared with $4.2 million, or $1.22 per common share assuming dilution, for the second quarter of 2013. The corporation reported net income of $6.6 million for the first six months of 2014, or $1.91 per common share assuming dilution, compared with $8.2 million, or $2.41 per common share assuming dilution, for the first half of 2013.

For the second quarter of 2014, the corporation’s return on average common equity (ROE) and return on average assets (ROA), on an annualized basis, were 12.74 percent and 1.13 percent, respectively, compared to 15.65 percent and 1.69 percent, respectively, for the second quarter of 2013. For the first six months of 2014, on an annualized basis, the corporation’s ROE and ROA were 11.37 percent and 1.00 percent, respectively, compared to a 15.55 percent ROE and a 1.66 percent ROA for the first half of 2013. The decline in ROE and ROA for the second quarter and the first half of 2014, compared to the same periods in 2013, resulted from lower net income during 2014. The decline in ROE was further affected by internal capital growth of 12.7 percent since June 30, 2013 resulting primarily from earnings and stock option exercises. The decline in ROA was further affected by asset growth of 35.7 percent since June 30, 2013 resulting from the corporation’s acquisition of Central Virginia Bankshares, Inc. and its wholly-owned subsidiary Central Virginia Bank (or CVB) on October 1, 2013.

“We are pleased to report net income of $3.7 million for the second quarter of 2014,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “As discussed in more detail below, earnings at the retail banking segment have continued to improve compared to the second quarter and first half of 2013 as nonperforming assets and net charge-offs have significantly improved during the last 12 months and we continue to integrate the operations of Central Virginia Bank, which was merged into C&F Bank in the first quarter of 2014. Earnings at the mortgage banking and consumer finance segments have declined compared to the second quarter and first half of 2013 primarily as a result of industry-wide factors that have resulted in lower loan production at the mortgage banking segment and elevated loan charge-offs and a lower yield on loans at the consumer finance segment.”

“During the second quarter of 2014, the Board of Directors increased the corporation’s quarterly dividend from 29 cents per share to 30 cents per share, representing a 3.4 percent increase, and authorized a share repurchase program to purchase up to $5.0 million of the corporation’s common stock. The Board made these decisions in light of the corporation’s strong capital position and earnings.”

Retail Banking Segment. C&F Bank reported net income of $1.4 million for the second quarter of 2014, compared to net income of $499,000 for the second quarter of 2013. For the first six months of 2014, the Bank reported net income of $2.4 million, compared to net income of $1.2 million for the first half of 2013. Net income of the retail banking segment during 2014 includes the results of operations acquired in connection with the corporation’s purchase of CVB on October 1, 2013.

The results of both the second quarter and first half of 2014 for the retail banking segment were significantly affected by the accounting adjustments resulting from the acquisition of CVB. These adjustments resulted from marking assets and liabilities acquired from CVB to fair market values as of the acquisition date. Accordingly, yields on loans and investments acquired from CVB increased and the cost of certificates of deposit decreased, the benefits of which were partially offset by the amortization of the core deposit intangible and higher depreciation associated with the write-up of certain buildings recognized in the acquisition of CVB. The net accretion attributable to these adjustments was $554,000 and $1.1 million, net of taxes ($852,000 and $1.7 million prior to taxes, respectively), during the second quarter and first half of 2014, respectively.

The improvement in net income of the retail banking segment for the second quarter and first six months of 2014, compared to the same periods of 2013, also resulted from (1) the effects of the continued low interest rate environment on the cost of deposits, (2) stability in loan credit quality resulting in a $600,000 and a $1.0 million decrease in the loan loss provision for the second quarter and first half of 2014, respectively, and (3) a significant decline in other real estate owned (OREO) resulting in lower holding costs and loss provisions. Partially offsetting these positive factors were the negative effects of the following: (1) higher personnel costs associated with increased staff levels and support positions associated with the addition of seven branches through the acquisition of CVB and the addition of commercial loan personnel focused on growing the segment’s commercial and small business loan portfolios, (2) one-time transaction expenses associated with the merger of CVB into the Bank, (3) depreciation of equipment purchased to upgrade CVB’s systems and equipment to conform to the Bank’s technology infrastructure and (4) higher operating expenses resulting from the effects of combining CVB’s operations into the Bank’s.

The Bank’s total nonperforming assets were $5.6 million at June 30, 2014, compared to $7.2 million at December 31, 2013. Nonperforming assets at June 30, 2014 included $4.8 million in total nonaccrual loans, compared to $4.4 million at December 31, 2013, and $817,000 in OREO, compared to $2.8 million at December 31, 2013. Troubled debt restructurings were $5.8 million at June 30, 2014, compared to $5.6 million at December 31, 2013, of which $2.5 million and $2.6 million at June 30, 2014 and at December 31, 2013, respectively, were included in nonaccrual loans. The decline in OREO during the first half of 2014 resulted from sales of properties that had a total carrying value of $2.4 million at December 31, 2013.

Mortgage Banking Segment. C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $224,000 for the second quarter of 2014, compared to net income of $986,000 for the second quarter of 2013. For the first six months of 2014, C&F Mortgage Corporation reported net income of $239,000, compared to net income of $1.5 million for the first half of 2013.

The entire mortgage industry, including the corporation’s mortgage banking segment, is experiencing significantly reduced refinancing activity and lower-than-anticipated purchase activity, which has translated into weaker mortgage loan volume and correspondingly lower income from gains on sales of loans and ancillary mortgage lending fees. Loan originations at the corporation’s mortgage banking segment declined 41 percent and 44 percent during the second quarter and first half of 2014, respectively, compared to the same periods in 2013, which management believes is in line with or lower than industry declines. Partially offsetting the negative effects of the production decline was a decline in production-based compensation.

Although loan production has been lower during 2014, as compared to 2013, loan production at the mortgage banking segment during the second quarter of 2014 was $126.1 million, which was a 38 percent increase over $91.4 million in the first quarter of 2014, a portion of which reflected historical seasonal trends. If market conditions influencing the mortgage banking environment do not continue to improve, C&F Mortgage Corporation may experience a continuation of lower loan demand, which could negatively affect the earnings of the mortgage banking segment.

Consumer Finance Segment. C&F Finance Company, which comprises the consumer finance segment, reported net income of $2.3 million for the second quarter of 2014, compared to net income of $3.3 million for the second quarter of 2013. For the first six months of 2014, C&F Finance Company reported net income of $4.4 million, compared to net income of $6.4 million for the first half of 2013.

Average loans outstanding during the second quarter and first half of 2014 declined $2.0 million and $2.8 million, respectively, compared to the same periods in 2013. This decline in the average consumer finance loan portfolio, coupled with a 75 basis point and a 77 basis point decline in the average yield on the portfolio for the second quarter and first half of 2014, respectively, resulted in a $593,000 decline and a $1.3 million decline in net interest income during the second quarter and first half of 2014, respectively. The average balance and yield on the consumer finance segment’s loan portfolio have declined as a result of increased competition and loan pricing strategies that competitors have used to grow market share.

The results of the consumer finance segment also included a $760,000 and a $1.5 million increase in the provision for loan losses during the second quarter and first half of 2014 compared to the same periods in 2013, as the net charge-off ratio has remained higher through the first half of 2014, compared to the first half of 2013, as a result of the continued difficult economic environment. In particular, unemployment rates among the segment’s target customers remain higher than historical levels. The increase in the provision for loan losses during the first half of 2014 and the lack of significant portfolio growth since December 31, 2013 resulted in an increase in the ratio of the allowance for loan losses to total loans to 8.34 percent at June 30, 2014 from 8.32 percent at December 31, 2013. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the consumer finance loan portfolio.

Other Segments. Other segments reported an aggregate net loss of $212,000 for the second quarter of 2014, compared to a net loss of $646,000 for the second quarter of 2013. For the first six months of 2014, other segments reported an aggregate net loss of $417,000, compared to a net loss of $932,000 for the first six months of 2013. Other segments includes the corporation’s holding company, which recognized $524,000 and $648,000 in transactions costs, net of taxes, during the second quarter and first half of 2013, respectively, associated with the corporation’s acquisition of Central Virginia Bankshares, Inc.

Capital and Dividends. The corporation declared a quarterly cash dividend of 30 cents per share during the second quarter of 2014, which was paid on July 1, 2014. This dividend is a 3.4 percent increase over the 29 cents per share declared during the first quarter of 2014 and equates to a payout ratio of 27.3 percent of second quarter net income. The Board of Directors of the corporation continues to review the dividend payout ratio in light of changes in economic conditions, capital levels and expected future levels of earnings, and the changes to the regulatory capital framework that will apply to the corporation beginning in 2015. Also during the second quarter of 2014 the Board of Directors of the corporation authorized a share repurchase program to purchase up to $5.0 million of the corporation’s common stock.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $34.50 per share on July 24, 2014. At June 30, 2014, the book value of the corporation was $35.00 per common share.

C&F Bank operates 25 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage loan origination services through 16 offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, New Hampshire and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE, and the adjusted annualized net charge-off ratio for the retail banking segment.

Management believes that FTE measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

Management believes that the presentation of the adjusted annualized net charge-off ratio for the retail banking segment that excludes the effect of a significant nonrecurring charge-off recognized in a single accounting period permits a comparison of asset quality related to the segment’s ongoing business operations, and it is on this basis that management internally assesses the segment’s performance and establishes goals for the future.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality and future actions to manage asset quality, adequacy of allowances for loan losses, capital levels, the effect of future market and industry trends and effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, such as the current volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the ability to achieve the operations and results expected after the CVB acquisition, including anticipated cost savings, continued relationships with major customers and deposit retention, (7) the value of securities held in the corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the corporation’s counterparties, (15) competition from both banks and non-banks, (16) demand for financial services in the corporation’s market area, (17) technology, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand in the secondary residential mortgage loan markets, (21) the corporation’s expansion and technology initiatives, and (22) accounting principles, policies and guidelines and elections by the corporation thereunder, such as the election of fair value accounting for loans held for sale. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	6/30/14	12/31/13	6/30/13
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks	$171,572	$41,750	$52,003
Federal funds sold	-	91,723	-
Investment securities - available for sale, at fair value	217,308	218,110	147,588
Loans held for sale, at fair value	33,603	35,879	59,312
Loans, net:
Retail Banking segment	528,614	528,480	373,935
Mortgage Banking segment	2,259	2,421	2,459
Consumer Finance segment	260,297	254,631	262,163
Restricted stocks, at cost	3,690	4,336	3,525
Total assets	1,347,491	1,312,297	992,681
Deposits	1,039,752	1,008,292	693,797
Repurchase agreements	16,535	16,780	18,531
Borrowings	153,073	153,055	148,607
Shareholders' equity	119,203	112,941	105,800

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/14	6/30/13	6/30/14	6/30/13
	(unaudited)		(unaudited)
Interest income	$21,712	$19,230	$43,006	$38,353
Interest expense	2,141	2,082	4,361	4,230
Provision for loan losses:
Retail Banking segment	-	600	-	1,000
Mortgage Banking segment	15	30	30	60
Consumer Finance segment	3,250	2,490	6,745	5,240
Other operating income:
Gains on sales of loans	1,647	3,577	2,837	5,278
Other	3,619	3,386	7,241	6,783
Other operating expenses:
Salaries and employee benefits	9,065	8,229	18,224	15,298
Other	7,191	6,319	14,386	12,279
Income tax expense	1,574	2,265	2,703	4,123
Net income	3,742	4,178	6,635	8,184
Earnings per common share - assuming dilution	1.09	1.22	1.91	2.41
Earnings per common share - basic	1.10	1.28	1.95	2.50

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	19,860	17,929	39,336	35,758
Interest income on securities-FTE	2,340	1,859	4,667	3,729
Total interest income-FTE	22,315	19,825	44,199	39,547
Net interest income-FTE	20,174	17,743	39,838	35,317

*

Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The		For The
	Quarter Ended		Six Months Ended
Segment Information	6/30/14	6/30/13	6/30/14	6/30/13
	(unaudited)		(unaudited)
Net income - Retail Banking	$1,421	$499	$2,406	$1,195
Net income - Mortgage Banking	224	986	239	1,532
Net income - Consumer Finance	2,309	3,339	4,407	6,389
Net loss - Other and Eliminations	(212)	(646)	(417)	(932)
Mortgage loan originations - Mortgage Banking	126,082	212,028	217,466	390,202
Mortgage loans sold - Mortgage Banking	121,109	198,148	219,742	403,617

	For The		For The
	Quarter Ended		Six Months Ended
Average Balances	6/30/14	6/30/13	6/30/14	6/30/13
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$166,908	$62,655	$165,158	$51,903
Investment securities - available for sale, at amortized cost	208,877	142,029	208,094	143,107
Loans held for sale	28,907	47,208	27,681	49,893
Loans:
Retail Banking segment	538,337	387,707	538,277	390,690
Mortgage Banking segment	2,791	2,859	2,810	2,748
Consumer Finance segment	280,478	282,463	278,653	281,485
Restricted stocks, at cost	3,690	3,525	4,060	3,625
Total earning assets	1,229,988	928,446	1,224,733	923,451
Total assets	1,326,509	989,227	1,322,811	983,754

Time, checking and savings deposits	850,140	577,896	850,718	579,112
Borrowings	170,386	165,985	170,635	164,990
Total interest-bearing liabilities	1,020,526	743,881	1,021,353	744,102
Demand deposits	168,716	113,162	163,688	109,023
Shareholders' equity	117,468	106,805	116,685	105,232

Asset Quality	6/30/14	12/31/13	6/30/13
	(unaudited)		(unaudited)
Retail Banking
Loans, excluding purchased loans	$414,146	$402,755	$385,558
Purchased performing loans[1]	98,071	104,471	-
Purchased credit impaired loans[1]	27,457	32,520	-
Total loans	$539,674	$539,746	$385,558

Nonaccrual loans[2]	$4,131	$3,740	$6,801
Purchased performing-nonaccrual loans[3]	641	651	-
Total nonaccrual loans	4,772	4,391	6,801
Other real estate owned (OREO)[4]	817	2,768	3,925
Total nonperforming assets[5]	$5,589	$7,159	$10,726

Accruing loans past due for 90 days or more	$250	$75	$106

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,389	$5,217	$7,229
Purchased performing TDRs[6]	395	403	-
Total TDRs	$5,784	$5,620	$7,229

Allowance for loan losses (ALL)	$11,060	$11,266	$11,623
Nonperforming assets to loans and OREO	1.03%	1.34%	2.75%
ALL to total loans, excluding purchased credit impaired loans[7]	2.16%	2.22%	3.01%
ALL to total nonaccrual loans	231.77%	256.57%	170.90%
Annualized net charge-offs (recoveries) to average loans[8]	0.08%	0.74%	1.41%

Mortgage Banking
Nonaccrual loans	$191	$-	$-
Total Loans	$2,782	$2,914	$2,912
ALL	$523	$493	$453
Nonperforming loans to total loans	6.87%	0%	0%
ALL to loans	18.80%	16.92%	15.56%
ALL to nonaccrual loans	273.82%	N/A	N/A

Consumer Finance
Nonaccrual loans	$646	$1,187	$680
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$283,972	$277,724	$284,856
ALL	$23,675	$23,093	$22,693
Nonaccrual loans to total loans	0.23%	0.43%	0.24%
ALL to total loans	8.34%	8.32%	7.97%
Net charge-offs to average total loans	4.42%	4.59%	3.33%

[1]

The loans acquired from CVB are tracked in two separate categories "purchased performing" and "purchased credit impaired." The fair market value adjustments for the purchased performing loans are $1.2 million at 6/30/14 and $1.3 million at 12/31/13 for interest and $4.3 million at 6/30/14 and $5.2 million at 12/31/13 for credit. The fair market value adjustments for the purchased credit impaired loans are $5.5 million at 6/30/14 and $5.0 million at 12/31/13 for interest and $9.6 million at 6/30/14 and $11.5 million at 12/31/13 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.5 million at 6/30/14, $2.6 million at 12/31/13 and $4.5 million at 6/30/13.

[3]	Purchased performing-nonaccrual loans are presented net of fair market value interest and credit marks totalling $250,000 at 6/30/14 and $488,000 at 12/31/13.

[4]	OREO is recorded at its estimated fair market value less cost to sell.

[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Purchased performing TDRs are accruing and are presented net of fair market value interest and credit marks totaling $10,000 at 6/30/14 and $11,000 at 12/31/13.

[7]

The decline in this ratio at 6/30/14 and 12/31/13, compared to 6/30/13, resulted from the inclusion of purchased performing loans in total loans. Purchased performing loans were marked to fair value on acquisition date; therefore, no allowance for loan losses was recorded for these loans.

[8]

C&F Bank's annualized net charge-off ratio of 1.41% for the six months ended 6/30/13 included a $2.1 million charge-off for one commercial relationship. This ratio is 0.36% excluding the $2.1 million charge-off. For more information about this non-GAAP financial measure, refer to "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	As Of and For The		As Of and For The
	Quarter Ended		Six Months Ended
Other Data and Ratios	6/30/14	6/30/13	6/30/14	6/30/13
	(unaudited)		(unaudited)
Annualized return on average assets	1.13%	1.69%	1.00%	1.66%
Annualized return on average common equity	12.74%	15.65%	11.37%	15.55%
Annualized net interest margin	6.58%	7.67%	6.56%	7.71%
Dividends declared per common share	$0.30	$0.29	$0.59	$0.58
Weighted average common shares outstanding - assuming dilution	3,442,468	3,413,052	3,467,054	3,392,165
Weighted average common shares outstanding - basic	3,405,245	3,276,039	3,403,042	3,271,376
Market value per common share at period end	$35.99	$55.73	$35.99	$55.73
Book value per common share at period end	$35.00	$32.14	$35.00	$32.14
Price to book value ratio at period end	1.03	1.73	1.03	1.73
Price to earnings ratio at period end (ttm)	9.73	11.28	9.73	11.28

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	6/30/14			6/30/13
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$16,849	$11	$19,860	$17,919	$10	$17,929
Interest income on securities	1,748	592	2,340	1,274	585	1,859
Total interest income	21,712	603	22,315	19,230	595	19,825
Net Interest income	19,571	603	20,174	17,148	595	17,743

	For The Six Months Ended
	6/30/14			6/30/13
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$39,316	$20	$39,336	$35,738	$20	$35,758
Interest income on securities	3,494	1,173	4,667	2,555	1,174	3,729
Total interest income	43,006	1,193	44,199	38,353	1,194	39,547
Net Interest income	38,645	1,193	39,838	34,123	1,194	35,317

		For The Six Months Ended
		6/30/14			6/30/13
		(unaudited)			(unaudited)
		Reported	Commercial Loan Charge-off**	Adjusted	Reported	Commercial Loan Charge-off	Adjusted
Average Retail Banking segment loans	(A)	$538,277	$-	$538,277	$390,690	$-	$390,690

Net charge-offs		$206	$-	$206	$2,757	$(2,056)	$701
Annualization Factor		2	2	2	2	2	2
Annualized net charge-offs	(B)	$412	$-	$412	$5,514	$(4,112)	$1,402

Annualized net charge-offs to average loans	(B)/(A)	0.08%		0.08%	1.41%		0.36%

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures."

**	This charge-off occurred in connection with the sale of notes relating to one commercial relationship.